UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Global Net Lease, Inc.
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Related Fund Management, LLC
Jim Lozier
Richard O’Toole

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 4, 2023, Blackwells Capital LLC (“Blackwells Capital”) began sending a letter to the stockholders of Global Net Lease, Inc. (“GNL”). The letter to stockholders highlights the decision from a federal court in New York to deny GNL’s motion for a preliminary injunction. On the same day, Blackwells Capital issued a press release that included the letter, a copy of which is filed herewith as Exhibit 1. A copy of the full opinion denying GNL’s motion is also filed herewith as Exhibit 2.

Exhibit 1

Blackwells Capital Issues Letter to Shareholders of Global Net Lease, Inc.

New York Federal Court Denies GNL’s Entrenched Efforts to Prevent Blackwells from Soliciting Proxies

Current Board has Failed Shareholders by Presiding Over the Destruction of Value by AR Global, Abysmal Financial Results and Industry-Worst Corporate Governance

Shareholders are Fully Able to Vote on Blackwells’ WHITE Universal Proxy Card

Encourages Shareholders to Review Blackwells’ Presentation: The Case For Change - Global Net Lease, Inc. & The Necessity Retail REIT, Inc. - at www.StopARGlobal.com

NEW YORK, May 4, 2023 – Blackwells Capital LLC (together with its affiliates, “Blackwells”), today issued a letter to fellow shareholders reminding them to vote on the WHITE Universal Proxy Card to support the urgent need for boardroom change at Global Net Lease, Inc. (“GNL”) (NYSE: GNL).

The full letter to shareholders has been reproduced below:

Dear Fellow Shareholder:

At the upcoming annual meeting of shareholders on May 18, 2023, shareholders will have an opportunity to halt the ongoing destruction of value at Global Net Lease, Inc. (“Global Net Lease” or “GNL”) by electing two highly qualified and independent director candidates, Jim Lozier and Richard O’Toole (together, the “Blackwells Nominees”), by voting on the WHITE Universal Proxy Card.

Blackwells’ WHITE Universal Proxy Card has been cleared by the Securities and Exchange Commission (the “SEC”). Shareholders are fully able to vote on our WHITE Universal Proxy Card. No court has ordered otherwise.

Yesterday, a federal judge in New York DENIED a request by GNL to prevent Blackwells from soliciting proxies. The judge denied GNL’s motion for a preliminary injunction in its entirety (shareholders can read the judge’s full opinion online1). It is, in our view, alarming that, within hours of the judge’s decision, GNL perpetuated its waste of shareholders’ capital by filing an appeal. We question whether the board of directors of GNL (the “GNL Board”) even took the time to meet to discuss whether continuing this spurious litigation is in the best interests of shareholders. Blackwells will continue to fight back against all improper efforts by AR Global’s CEO, Michael Weil, and his lieutenants to misuse the court system and corporate machinery as a means to silence the voices of GNL’s shareholders.

Voting “FOR” all of the Blackwells Nominees on the WHITE Universal Proxy Card will remind the GNL Board that using intimidation techniques–including leveraging cost-prohibitive litigation–will not prevent shareholders from exercising their fundamental right to nominate directors.

[1]	https://stoparglobal.com/wp-content/uploads/2023/05/2023-05-03-Order-Denying-Plaintiffs-Mtn-for-Preliminary-Injunction.pdf

We believe the case for boardroom change is clear based on the following:

●	GNL trades at a significant 35% discount to its Net Asset Value and a 51% discount to peers due to its significantly off-market management agreement with AR Global Investments, LLC (“AR Global”), the parent company of GNL’s “advisor” and “property manager”. Since 2015, GNL has paid AR Global $383 million in fees and expenses while GNL shareholders have suffered a 64% stock price decline, representing $2.1 billion in total value destruction.

●	We believe the GNL Board and management are profoundly conflicted and have enabled GNL and AR Global to take actions that are not in the best interest of shareholders.

●	We believe that GNL needs drastic corporate governance changes, including the election of the Blackwells Nominees and the series of changes we have recommended in its proposals.

Blackwells recently published a presentation – The Case For Change - Global Net Lease, Inc. & The Necessity Retail REIT, Inc. – further detailing the case for change at GNL and why the AR Global management agreement continues to significantly harm shareholders. Shareholders are encouraged to review the presentation for themselves at https://stoparglobal.com/wp-content/uploads/2023/04/GNL-and-RTL-Deck-4.25.23.pdf

Your vote is very important. We believe that the GNL Board will continue its entrenchment by postponing, adjourning or delaying its Annual Meeting if the court in Maryland grants the injunctive relief sought by Blackwells Onshore I, LLC. GNL has not made any disclosure about this possibility in its proxy solicitation materials on file with the SEC. We believe GNL’s failure to make this disclosure is intentionally misleading to shareholders and a violation of the SEC’s regulations. We have demanded GNL fix its disclosures without any further delay. GNL continues to ignore our demands.

Shareholders should use the WHITE Universal Proxy Card to vote FOR all of Blackwells Nominees. We are also asking you to vote FOR each of Blackwells’ non-binding advisory resolutions on the WHITE Universal Proxy Card. More information on voting on the WHITE Universal Proxy Card may be found in our proxy materials and in GNL’s proxy materials. Since GNL refuses to use a universal proxy card, Voting Today on the WHITE Universal Proxy Card is the only way to vote for Blackwells’ candidates and proposals.

If you have already voted on the Company’s proxy card, you have every right to change your vote by (i) signing, dating and returning a later dated WHITE Universal Proxy Card, (ii) voting via the Internet, by following the instructions on the WHITE Universal Proxy Card or (iii) voting virtually at the Annual Meeting.

We thank our fellow shareholders for their support and look forward to finally putting an end to the ongoing value destruction at GNL.

Shareholders who require assistance voting their WHITE Universal Proxy Card can contact Morrow Sodali at 1-800-662-5200 or at Blackwells@morrowsodali.com.

Sincerely,

Jason Aintabi
Chief Investment Officer
Blackwells Capital LLC

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IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC (“Blackwells Onshore”), Blackwells Capital LLC (“Blackwells Capital”), Jason Aintabi (collectively, Mr. Aintabi, Blackwells Onshore and Blackwells Capital, “Blackwells”), Related Fund Management, LLC (“RFM”), Richard O’Toole and James L. Lozier (collectively, Blackwells, RFM and Messrs. O’Toole and Lozier, the “Participants”) are participants in the solicitation of proxies from the stockholders of GNL in connection with the 2023 annual meeting of stockholders (including any other meeting of shareholders held in lieu thereof and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”). The Participants have filed with the SEC a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE Universal Proxy Card to be used in connection with any such solicitation of proxies from GNL’s stockholders for the Annual Meeting. BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF GNL TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Proxy Statement and an accompanying WHITE Universal Proxy Card are being furnished to some or all of GNL’s stockholders and are available, along with any amendments or supplements to the Proxy Statement and other relevant documents, at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to Blackwells Onshore.

Contacts

Morrow Sodali

(800) 662-5200

blackwells@morrowsodali.com

Gagnier Communications

Dan Gagnier

(646) 569-5897

blackwells@gagnierfc.com

Longacre Square Partners

(646) 386-0091

blackwells@longacresquare.com

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Exhibit 2

Case 1:22-cv-10702-JPO Document 113 Filed 05/03/23 Page 1 of 11

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

GLOBAL NET LEASE, INC. and THE NECESSITY RETAIL REIT, INC.,
Plaintiffs,

-v-

BLACKWELLS CAPITAL LLC, *et al*.,
Defendants.

22-CV-10702 (JPO)

OPINION AND ORDER

J. PAUL OETKEN, District Judge:

On December 19, 2022, Global Net Lease, Inc. and The Necessity Retail REIT, Inc. ("Plaintiffs") filed complaints pursuant to the Securities Exchange Act of 1934, alleging that Defendants filed misleading proxy materials with the Securities and Exchange Commission in advance of each Plaintiff's 2023 annual stockholder meeting.[1] (ECF No. 1 at 1.) Pending before the Court is Plaintiffs' motion for a preliminary injunction enjoining Defendants from (1) publishing any soliciting materials or soliciting any proxies until they file corrective disclosure statements and (2) making "false statements about the absence of any joint venture, agreement, or understanding between the Blackwells and Related Defendants." (ECF No. 64 at 5.) This Court held an evidentiary hearing on Plaintiffs' motion for a preliminary injunction on April 20, 2023. For the reasons set forth below, Plaintiffs' motion for a preliminary injunction is denied.

I. Background

Plaintiffs Global Net Lease, Inc. and The Necessity Retail REIT, Inc. are Maryland corporations operating as real estate investment trusts for federal income tax purposes. (ECF No.

[1] Plaintiff The Necessity Retail REIT, Inc. filed its complaint separately, in case number 22-CV-10703. That case was consolidated with this one for all purposes on February 22, 2023. (ECF No. 52.)

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1 ¶ 1.)[2] Each is externally managed by affiliate companies of AR Global Investments, LLC. (*Id.*) Defendant Blackwells Capital LLC is an investment firm that operates as an activist investor. (*Id.* ¶ 2; ECF No. 74 at 3.) Defendant Blackwells Onshore I LLC is a Blackwells affiliate company. (*Id.* ¶ 3.) Defendant Related Fund Management LLC is an investment manager specializing in the real estate sector. (*Id.* ¶ 5.) Defendant Jason Aintabi wholly owns Blackwells Capital and Blackwells Onshore. (*Id.* ¶ 4.) Defendant Richard O'Toole is an Executive Vice President of Related Companies, an affiliate of Related Fund Management. (*Id.* ¶ 6.) He and Defendant Jim Lozier were nominated by Blackwells Onshore to serve on each Plaintiff's board of directors. (*Id.* ¶¶ 6-7.)

As of October 2022, the two Blackwells entities beneficially owned a total of 265,100 shares of Global Net Lease and 100 shares of The Necessity Retail REIT. (*Id.* ¶¶ 2-3.) Defendant Aintabi beneficially owned 285,100 shares of Global Net Lease and 100 shares of The Necessity Retail REIT. (*Id.* ¶ 4.) Related beneficially owned 1,679,232 shares of Global Net Lease and 0 shares of The Necessity Retail REIT. (*Id.* ¶ 5.)

On October 25, 2022, Blackwells Capital filed press releases with the SEC in accordance with Section 14(a) of the Securities Exchange Act and Rule 14a-12 promulgated thereunder. Each press release was filed in connection with preliminary proxy statements that Blackwells issued to the shareholders of Global Net Lease and The Necessity Retail REIT. (ECF No. 1 ¶ 11; Ex. A; Ex. B.) The press releases stated that Blackwells Capital LLC and its affiliates would solicit proxies from each company's shareholders in support of O'Toole and Lozier, their two nominees for each company's board of directors, as well as their proposed corporate governance

[2] This Opinion and Order cites docket entries in 22-CV-10702. The complaint and other relevant materials previously filed in 22-CV-10703 contain identical information unless stated otherwise.

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initiatives. (Ex. A.) The press releases also announced Blackwells' intention to terminate each company's management agreement with AR Global. Blackwells advocated for terminating AR Global to replace it with a manager "that is far more cost effective, is more in-line with market practices, and that stops enriching a select group of related parties" purportedly tied to AR Global. (Ex. A.)

According to Plaintiffs, the press releases failed to disclose a key, material fact: that Blackwells has "formed a joint venture or has related agreements, arrangements, or understandings with Related . . . for purposes of replacing the Company's investment advisor with Related or one of Related's affiliates, which may result in Blackwells receiving a cut of future advisory fees." (ECF No. 1 at 3). Plaintiffs identified this purported joint venture as "Blackwells' secret motive" for nominating Lozier and O'Toole to the board of each company. (*Id.*) Plaintiffs assert that they first became aware of the joint venture on November 7, 2022, when Aintabi described Related as a "jv partner of his" during a meeting with Plaintiffs' representatives. (ECF No. 64 at 9.)

Following discovery, Plaintiffs assert that they have identified proof of such an undisclosed joint venture, which they define broadly as "any joint venture, agreement, arrangement, or understanding among the Defendants." (ECF No. 64 at 2 n.3.) First, they cite an August 2022 email from Michael Winston, a Managing Director at Related, stating that he suggested to Aintabi that Related "could offer to take over as manager for better terms." (ECF No. 66-3.)

Second, they cite email correspondence among Defendants' employees and Aintabi, from the summer and fall of 2022, discussing the possibility of Related taking over as external

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advisor.[3] Third, they cite an executed agreement dated May 27, 2022 ("May 2022 Agreement") between Blackwells Capital and RFM Acquisitions LLC, a Related entity, by which Blackwells agreed to present Related with investment opportunities relating to publicly traded real estate investment trusts ("REITs"). (ECF No. 66-1.) The May 2022 Agreement also provided for a distribution of funds resulting from the partnership. (*Id.*) Though the May 2022 Agreement does not reference Global Net Lease or The Necessity Retail REIT, Plaintiffs argue that Global Net Lease was one of the top five real estate investment trusts that Blackwells was considering pursuing at the time. (ECF Nos. 64 at 5, 66-2.) The Necessity Retail REIT was not on that list. (*See id.*) Fourth, they cite an unsigned draft LLC agreement dated April 16, 2023 ("April 2023 Draft") between Blackwells and Related that would create an investment vehicle designed to manage the companies' shares in Global Net Lease. (Pl.'s Ex. 3.)

The Court held an evidentiary hearing on the motion for preliminary injunction on April 20, 2023.

II. Legal Standards

A. Preliminary Injunction

A preliminary injunction "is an extraordinary and drastic remedy, one that should not be granted unless the movant, by a clear showing, carries the burden of persuasion." *Moore v.*

[3] For example, Plaintiffs cite an October 25, 2022 email from Michael McDonough, a Managing Director and Portfolio Manager at Blackwells, to Aintabi stating as follows: "Ideal: (1) Related gets asset mgmt. fee, (2) Blackwells gets credit for reforming company; (3) Seats and (4) Settlement . . . it could be pitched possibly that Related is 'lead manager' and so they can save face and bid this out and we offer cost savings." (ECF No. 66-4.) They also cite an October 16, 2022 email from Aintabi to a Blackwells employee stating, apparently in the context of crafting Blackwells' messaging strategy for the oncoming proxy fight: "its very important to mention that we are aware of other much more sophisticated asset management firms with whom we have had discussions (without mentioning Related[']s name yet) that can do the job for a fraction of the price."). (ECF No. 66-5.)

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Consol. Edison Co. of New York, 409 F.3d 506, 510 (2d Cir. 2005) (cleaned up) (citation omitted). In situations such as this one, where a party seeks a "mandatory preliminary injunction that alters the status quo by commanding some positive act, as opposed to a prohibitory injunction seeking only to maintain the status quo," its burden is even heavier. *Cacchillo v. Insmed. Inc.*, 638 F.3d 401, 406 (2d Cir. 2011) (internal quotations removed) (citations omitted). "A mandatory preliminary injunction should issue only upon a clear showing that the moving party is entitled to the relief requested, or where extreme or very serious damage will result from a denial of preliminary relief." *Id.* (internal quotation marks omitted).

To obtain a preliminary injunction, the movant must demonstrate: "(1) likelihood of success on the merits; (2) likelihood that the moving party will suffer irreparable harm if a preliminary injunction is not granted; (3) that the balance of hardships tips in the moving party's favor; and (4) that the public interest is not disserved by relief." *JBR, Inc. v. Keurig Green Mountain, Inc.*, 618 F. App'x 31, 33 (2d Cir. 2015) (citation omitted).

In the Second Circuit, a movant may alternatively establish "(1) either (a) a likelihood of success on the merits or (b) sufficiently serious questions going to the merits to make them a fair ground for litigation, and a balance of hardships tipping decidedly in the movant's favor, and (2) irreparable harm in the absence of the injunction." *Kelly v. Honeywell Int'l, Inc.*, 933 F.3d 173, 183–84 (2d Cir. 2019) (citation omitted).

B. Securities Exchange Act

The elements of a Section 14(a), Rule 14a–9, claim are: "(1) that the proxy materials contain a false or misleading statement of a material fact or omit to state a material fact necessary in order to make the statement made not false or misleading; (2) that the misstatement or omission of a material fact was the result of knowing, reckless or negligent conduct; and (3) that the proxy solicitation was an essential link in effecting the proposed corporate action."

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Vides v. Amelio, 265 F. Supp. 2d 273, 276 (S.D.N.Y. 2003) (citation omitted). An omitted or concealed fact is material when "there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote." *Mendell v. Greenberg*, 927 F.2d 667, 673 (2d Cir. 1990), *amended*, 938 F.2d 1528 (2d Cir. 1990) (citing *TSC Indus., Inc. v. Northway*, Inc., 426 U.S. 438, 449 (1976)). Further, "if a reasonable shareholder would have viewed disclosure of an omitted fact as having significantly altered the total mix of information made available[,] then that fact is material. *Id.* "It is not sufficient to allege that the investor might have considered the misrepresentation or omission important. On the other hand, it is not necessary to assert that the investor would have acted differently if an accurate disclosure was made." *Ganino v. Citizens Utils. Co.*, 228 F.3d 154, 162 (2d Cir. 2000). "[W]hether an alleged misrepresentation or omission is material necessarily depends on all relevant circumstances of the particular case." *Id.*

III. Discussion

A. Likelihood of Success on the Merits

Even assuming, without deciding, that Plaintiffs have demonstrated irreparable harm, they have failed to show a likelihood of success on the merits. The success of their claims turns on whether Defendants' proxy materials contained a material omission. Plaintiffs now identify two potentially material omissions: (1) the existence of any undisclosed joint venture between Blackwells and Related; and (2) the existence of any agreement to replace AR Global with Related as Plaintiffs' external advisor.

1. Joint Venture

Plaintiffs' complaints alleged that Defendants formed a joint venture "*for purposes of* replacing [each] Company's investment advisor with Related or one of Related's affiliates" (emphasis added). Discovery has not unearthed such a joint venture. At most, it appears that

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Blackwells and Related discussed the idea of Related serving as the new manager, but that idea was never formally brought to fruition—whether in writing or through a mutual understanding of Blackwells and Related. Nor does the April 2023 Draft support Plaintiffs' argument; the Court cannot rely on an unexecuted draft document as the basis for concluding that a particular agreement exists between Blackwells and Related. And even if the Court could properly rely on that document, it plainly lacks any reference to a plan for Related to serve as Global Net Lease's external advisor (and contains no reference to The Necessity Retail REIT at all).

Plaintiffs counter that the failure to disclose *any* joint venture, agreement, or understanding between Blackwells and Related constitutes a material omission, even if the agreement was unrelated to a plan to install Related as manager. According to Plaintiffs, because Defendants attested in their preliminary proxy statements that "no Participant [in the proxy] is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures," the failure to disclose the May 2022 Agreement is itself a material omission in violation of the Exchange Act. (ECF No. 64 at 7.) Plaintiffs' argument fails on two fronts. First, they have not shown that the May 2022 Agreement was, in fact, a contract "with respect to" the securities of either Global Net Lease or The Necessity Retail REIT for the purposes of SEC Schedule 14A. (*See* ECF No. 64 at 20.) The document does not reference either company. Blackwells and Related's agreement to pursue investment opportunities relating to REITs in general cannot properly be construed *after the fact* to be an agreement "with respect to [the] securities" of either Plaintiff. Nor have Plaintiffs shown that Defendants had an arrangement or understanding "with respect to [a] future transaction" to which Plaintiffs may be a party, for the same reasons. (*See id.*)

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Second, Plaintiffs have not shown that this is a material omission: a reasonable shareholder would not have understood disclosure of the May 2022 Agreement to significantly alter the total mix of information available. The October 25, 2022 Press Release and the December 1, 2022 Preliminary Proxy Statement filed with the SEC clearly announced that Blackwells Capital, Blackwells Onshore, Aintabi, Related, Lozier, and O'Toole were all participants in the proxy solicitation. A shareholder would have had no doubt that Blackwells and Related were working together toward their stated goal of ousting AR Global and putting O'Toole and Lozier on each company's board of directors as the first step toward doing so. At oral argument, Plaintiffs' counsel asserted that shareholders were still entitled to understand how Blackwells and Related were planning to share profits from any joint investment in REITs, as well as the 'true motivation' behind their proxy solicitations. On this point, however, Plaintiffs have not shown that the profit distribution plan within the May 2022 Agreement was itself a material omission because, again, it was not an arrangement "*with respect to* [the] securities of" either Plaintiff. The May 2022 Agreement set terms for how Blackwells and Related would distribute profits from their joint formation of an investment vehicle, which would take the form of a Delaware LLC. Plaintiffs have not shown how the formation of that investment vehicle is material to the purported plan to remove AR Global as their external manager in favor of Related.

Further, courts in this district have held that "[p]rovided that they have disclosed all material facts, Defendants are not required to disclose their motivations for waging the proxy contest or to recount the evolution of their strategy." *meVC Draper Fisher Jurvetson Fund I, Inc. v. Millennium Partners, L.P.*, 260 F. Supp. 2d 616, 635 (S.D.N.Y. 2003). *See also Kaufman v. Cooper Cos.*, 719 F.Supp. 174, 183 (S.D.N.Y. 1989) (refusing to require a "round by round

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synopsis" of negotiations among the proxy contestants when the proxy materials significantly disclosed the insurgents' goals and intentions). Requiring Defendants to disclose every twist and turn in their internal discussions leading up to launching the proxy contest goes too far. *Cf. Mendell*, 927 F.2d at 674 ("A proxy statement need not disclose the underlying motivations of a director or major shareholder *so long as* all the objective material facts relating to the transaction are disclosed.") (emphasis original).

2. Plan to Replace AR Global

The second potential material omission that Plaintiffs identify is Defendants' purported plan to install Related as each company's new external advisor. The crux of Plaintiffs' argument is that a reasonable shareholder would have taken this plan into account because Defendants stood "to earn millions in management fees" if the proxy contest was successful and their director nominees seated. (ECF No. 64 at 21.) Plaintiffs paint a nefarious picture, arguing that "a reasonable shareholder would want to know that an activist had a secret side agreement to install its partner as investment manager and enrich itself."[4] (ECF No. 64 at 7.) Plaintiffs' argument fails because they have not shown that Defendants had such an agreement. The idea was apparently discussed but not finalized in any meaningful way: Defendants have provided evidence that Related ultimately internally rejected the idea of serving as the external manager for either Plaintiff. (ECF No. 77 ¶ 11.) Here, Plaintiffs maintain that there is no other rational explanation for Defendants to embark on such a costly proxy fight, especially given that the

[4] In the same vein, Plaintiffs raised for the first time during oral argument the theory that Defendants' proxy disclosures were incomplete because they did not disclose that Defendant O'Toole has an equity stake in Related. According to Defendants, O'Toole's stake is a 'de minimis profit sharing' agreement in one of Related's subsidiaries. Either way, Defendants' press releases stated that O'Toole is an Executive Vice President at Related. A reasonable shareholder would expect an employee of that level to have equity in the company; this information does not alter the total mix of available information in a way that could sustain a Section 14(a) claim.

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Blackwells entities and Related own such a small number of shares in The Necessity Retail REIT. (ECF No. 83 at 2.) But this speculation, without more, is not a sufficient basis on which to infer the existence of an apparently nonexistent agreement.

Because Plaintiffs have not identified a material omission on Defendants' part, their Section 14(a) and Rule 14(a)-9 claims are unlikely to succeed on the merits.

B. Sufficiently Serious Question Going to the Merits

In the Second Circuit, a party seeking a preliminary injunction may establish that there are "sufficiently serious questions going to the merits of its claims to make them fair ground for litigation" as an alternative to demonstrating a likelihood of success on the merits. *E.g. Kelly*, 933 F.3d at 183–84. Plaintiffs have not identified a sufficiently serious question on the merits for the same reasons that they have not demonstrated a likelihood of success on the merits: they have not shown that (1) the executed May 2022 Agreement was a material omission for the purposes of the Securities Exchange Act, or (2) Blackwells and Related formed an agreement to replace AR Global with Related as the Plaintiffs' external manager, nor any related material omission.

Because Plaintiffs have failed to substantiate a required element for obtaining a preliminary injunction—either a likelihood of success on the merits or a sufficiently serious question on the merits—the Court need not reach the remaining elements.

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IV. Conclusion

For the foregoing reasons, Plaintiffs' motion for a preliminary injunction is DENIED.

The Clerk of Court is directed to close the motion at ECF No. 60.

SO ORDERED.

Dated: May 3, 2023
New York, New York

J. PAUL OETKEN
United States District Judge

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